3nd Quarter 2006 Fiscal Year Earnings Conference Call November 7, 2006

Forward looking statement This presentation may contain "forward-looking statements" that involve risks and uncertainties, including statements relating to the market opportunity and future business prospects of Stifel Financial Corp. and Stifel Nicolaus ("SF" or the "Company"). Actual results may differ materially and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ are included in the Company's Annual and Quarterly Reports and from time to time in other reports filed by the Company with the Securities and Exchange Commission. To supplement our financial statements presented in accordance with GAPP, the management uses certain non-GAPP measures of financial performance and liquidity. These non-GAPP measures are in addition to results prepared by the Company in accordance with GAPP, and should only be considered together with the Company's GAPP results. Certain statements in the following presentation relate to future results that are forward- looking statements as defined in the Private Securities Litigation Reform Act of 1995.

3rd Quarter Update 2006

Third Quarter Highlights Our Private Client Group ("PCG"), Equity Capital Markets ("ECM"), and Fixed Income Capital Markets ("FICM") achieved record revenue and profits for quarter and nine-months ended September 30, 2006. Our third quarter revenue grew to a record $115.2 million, a 76% increase over the prior year third quarter. Our nine month revenue grew to a record $336.2 million, a 75% increase over the prior year. Our combined capital markets revenue (sales, trading, and investment banking) grew to a record $56.7 million, up 383%, over the prior year third quarter. For the nine months, capital market revenue totaled $155.2 million, up 296%, over the prior year. We continued our expansion of the PCG opening 3 ranch offices during the quarter for a total of 100. Our number of PCG investment executives that we employ, including independent contractors, has increased to 680 at September 30, 2006. For the nine months ending September 30, 2006, utilizing Core earnings, pretax margin was 15% and annualized return on average equity totaled 19%. Asset management and service fees increased 27% to $14.6 million over the prior year third quarter, and increased 36% for the nine months as compared to 2005.

Third Quarter 2006 Financial Results

YTD 2006 Financial Results

2006 Quarterly Impact of Acquisition Costs

Annual Income Statement Impact

Third Quarter Revenue

Third Quarter Earnings

YTD Revenue

YTD Earnings

Brokerage Revenue

Investment Banking

Private Client Segment

Equity Capital Markets Segment

Fixed Income Capital Markets Segment

Other Financial Data

Business Mix

Questions and Answers